Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

SINGULARITY FUTURE TECHNOLOGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Registration Fee

Title of Each Class of Securities to be Registered (1)(2)	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Unit (1)(4)	Proposed Maximum Aggregate Offering Price (1)(3)(4)	Amount of Registration Fee (4)
Shares of Common Stock, without par value per share
Shares of Preferred Stock, without par value per share
Debt Securities (5)
Rights (6)
Units (7)
Warrants (8)
Share Purchase Contracts and Share Purchase Units (9)
Total			$200,000,000	$29,520	(10)

(1)	There are being registered hereunder such indeterminate (i) number of shares of common stock, (ii) number of shares of preferred stock, (iii) number of debt securities, (iv) number of share purchase contracts and share purchase units, (v) number of warrants, (vi) number of rights and (vii) number of units, as shall have an aggregate initial offering price not to exceed $200,000,000 or such lesser aggregate amount permitted under General Instruction I.B.6 to Form S-3 under the Securities Act. Such indeterminate amounts may from time to time be issued at indeterminate prices, in U.S. Dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units or Euros). Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. This registration statement also includes such presently indeterminate number of securities as may be issuable from time to time upon conversion or upon exercise of, or in exchange for, any such convertible or exchangeable securities registered hereunder or pursuant to the anti-dilution provisions of any such securities.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, the securities offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	The amount to be registered, proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price are not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(4)	The proposed maximum per unit and aggregate offering prices per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(5)	May include senior or subordinated debt.
(6)	Rights evidencing the right to purchase shares of common stock, preferred stock or debt securities.
(7)	Each unit may be comprised of one or more of the other securities described in this prospectus in any combination.
(8)	Warrants may entitle the holder to purchase our debt securities, equity securities or any combination thereof. Warrants may be issued independently or together with equity securities, debt securities or any combination thereof, and the warrants may be attached to or separate from such securities.
(9)	Share purchase contracts to purchase other securities registered hereunder. Share purchase contracts may be issued separately or as share purchase units. Share purchase units may consist of a share purchase contract and debt securities, warrants, other securities registered hereunder or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the share purchase contracts.
(10)	Paid herewith.